Exhibit 99.1

OTTAWA BANCORP, INC.

Announces Second Quarter 2017 Results

Ottawa, Illinois – August 2, 2017 - Ottawa Bancorp, Inc. (the “Company”) (Nasdaq CM: OTTW), the holding company for Ottawa Savings Bank, FSB (the “Bank”), announced net income of $0.5 million, or $0.14 per basic and diluted common share for the three months ended June 30, 2017, compared to net income of $0.4 million, or $0.13 per basic and diluted common share, for the three months ended June 30, 2016. The strong second quarter results were positively impacted by increased loan demand. Additionally, non-performing loans continued to decrease during the three months ended June 30, 2017. Our collection of approximately $0.3 million in pay-offs on two non-performing loans and a principal reduction of $150,000 on another non-performing loan contributed to the further reduction in non-performing loans from $2.8 million at March 31, 2017 to $2.3 million at June 30, 2017, which in addition to loan growth, improved the ratio of non-performing loans to gross loans from 3.00% at December 31, 2016 to 1.63% at March 31, 2017 and 1.24% at June 30, 2017.

Comparison of Results of Operations for the Three Months Ended June 30, 2017 and June 30, 2016

Net income for the three months ended June 30, 2017 increased $0.1 million, or 24.7%, to $0.5 million compared to net income of $0.4 million for the three months ended June 30, 2016. The increase was primarily attributed to an increase in net interest income after provision for loan losses of $0.2 million and a $0.2 million increase in total other income, partially offset by an increase of $0.3 million in other expenses.

Net interest income increased by $0.2 million or 11.1% to $2.1 million for the three months ended June 30, 2017, from $1.9 million for the three months ended June 30, 2016. Interest and dividend income increased $0.2 million or 11.0%, primarily due to an increase in the average balances of interest-earning assets of $22.7 million, partially off-set by a 0.5% decrease in the yield on interest-earning assets to 4.30%. The increase in net interest income was partially off-set by a slight increase in interest expense as the average cost of funds increased five basis points to 0.54%, for the three months ended June 30, 2017. The increase in cost of funds was slightly off-set by a decrease in the average balance of interest-bearing liabilities of $0.4 million during the three months ended June 30, 2017. The net interest margin decreased 0.3% during the three months ended June 30, 2017 to 3.89%.

We recorded a provision for loan losses of $0.2 million for both the three months ended June 30, 2017 and 2016. General reserves were slightly higher at June 30, 2017 when compared to June 30, 2016, as the balances in all loan categories increased during the twelve months ended June 30, 2017. These increases were off-set by improvements in historical loss levels and changes in qualitative factors during the twelve months ended June 30, 2017, as compared to the same period in 2016, and slightly lower specific reserves. Net charge-offs during the second quarter of 2017 were $103,000 compared to $61,000 during the second quarter of 2016. The allowance for loan losses was $2.2 million, or 1.21% of total loans at June 30, 2017 compared to $2.3 million, or 1.50%, at June 30, 2016.

Non-interest income increased $0.2 million, to $0.6 million for the three months ended June 30, 2017, as compared to the same period for 2016. The increase was primarily due to higher revenues related to mortgage loan activity.

Non-interest expense increased $0.3 million, or 19.0%, to $2.0 million for the three months ended June 30, 2017, as compared to the three months ended June 30, 2016.  The increase was primarily due to higher salaries and employee benefits as additional mortgage loan originators and staff were added to support loan growth. Loan expense increased due to the increase in loan originations.

We recorded income tax expense of $0.2 million for both the three months ended June 30, 2017 and 2016.

Comparison of Results of Operations for the Six Months Ended June 30, 2017 and June 30, 2016

Net income for the six months ended June 30, 2017 increased $0.2 million, or 30.2%, to $0.8 million compared to net income of $0.6 million for the six months ended June 30, 2016. The increase was primarily attributed to an increase in net interest income after provision for loan losses of $0.5 million and a $0.3 million increase in total other income, partially offset by an increase of $0.5 million in other expenses and an increase of $52,000 in income tax expense.

Net interest income increased by $0.4 million or 11.7% to $4.2 million for the six months ended June 30, 2017, from $3.8 million for the six months ended June 30, 2016. Interest and dividend income increased $0.5 million or 11.2%, primarily due to an increase in the average balances of interest-earning assets of $20.3 million and a 0.7% increase in the yield on interest-earning assets to 4.26%. The increase in net interest income was partially off-set by a slight increase in interest expense as the average cost of funds increased four basis points to 0.53%, for the six months ended June 30, 2017. The increase in cost of funds was slightly off-set by a decrease in the average balance of interest-bearing liabilities of $1.9 million during the six months ended June 30, 2017. The net interest margin increased 1.3% during the six months ended June 30, 2017 to 3.85%.

We recorded a provision for loan losses of $0.3 million for both the six months ended June 30, 2017 and 2016. General reserves were slightly higher at June 30, 2017 when compared to June 30, 2016, as the balances in all loan categories increased during the twelve months ended June 30, 2017. These increases were off-set by improvements in historical loss levels and changes in qualitative factors during the twelve months ended June 30, 2017, as compared to the same period in 2016, and slightly lower specific reserves.   Net charge-offs during the first six months of 2017 were $257,000 compared to $213,000 during the first six months of 2016. The allowance for loan losses was $2.2 million or 1.21% of total loans at June 30, 2017 compared to $2.3 million, or 1.50%, at June 30, 2016.

Non-interest income increased $0.3 million, to $1.0 million for the six months ended June 30, 2017, as compared to the same period for 2016. The increase was primarily due to higher revenues related to mortgage loan activity.

Non-interest expense increased $0.5 million, or 15.6%, to $3.8 million for the six months ended June 30, 2017, as compared to the six months ended June 30, 2016.  The increase was primarily due to higher salaries and employee benefits as additional mortgage loan originators and staff were added to support loan growth. Loan expense increased due to the increase in loan originations.

We recorded income tax expense of $0.3 million for both the six months ended June 30, 2017 and 2016, respectively.

Comparison of Financial Condition at June 30, 2017 and December 31, 2016:

Total consolidated assets as of June 30, 2017 were $239.0 million, an increase of $8.8 million, or 3.8%, from $230.2 million at December 31, 2016.  The increase was primarily due to net increases in the loan portfolio of $18.4 million, off-set by decreases in securities available for sale of $6.4 million and decreases in cash and cash equivalents of $2.6 million.

Cash and cash equivalents decreased $2.6 million, or 44.0%, to $3.3 million at June 30, 2017 from $5.9 million at December 31, 2016. The decrease in cash and cash equivalents was primarily a result of cash used in investing activities of $10.5 million exceeding cash provided by financing activities of $7.3 million and cash provided by operating activities of $0.6 million.

Securities available-for-sale decreased $6.4 million, or 14.4%, to $38.2 million at June 30, 2017 from $44.6 million at December 31, 2016, as paydowns, sales, calls, and maturities exceeded new securities purchases.

Net loans increased by $18.4 million to $179.0 million at June 30, 2017 compared to $160.6 million at December 31, 2016 primarily as a result of a $13.1 million increase in one-to-four family loans. The Company also experienced growth in most other loan categories during the six months ended June 30, 2017.

Total deposits increased $7.1 million, or 4.1%, to $179.6 million at June 30, 2017 from $172.5 million at December 31, 2016. At June 30, 2017 checking/money market accounts increased by $4.0 million, savings accounts increased by $2.7 million and certificates of deposit increased by $0.3 million as compared to December 31, 2016.

Total stockholders’ equity increased $0.7 million or 1.4% to $52.6 million at June 30, 2017 from $51.9 million at December 31, 2016. The increase is primarily a result of net income of $0.8 million for the six months ended June 30, 2017, and an increase in other comprehensive income of $0.2 million related to an increase in market values of securities available for sale, partially off-set by dividends of $0.3 million paid to shareholders.

About Ottawa Bancorp, Inc.

Ottawa Bancorp, Inc. is the holding company for Ottawa Savings Bank, FSB which provides various financial services to individual and corporate customers in the United States. The Bank offers various deposit accounts, including checking, money market, regular savings, club savings, certificates of deposit, and various retirement accounts. Its loan portfolio includes one-to-four family residential mortgage, multi-family and non-residential real estate, commercial, and construction loans as well as auto loans and home equity lines of credit. Ottawa Savings Bank, FSB was founded in 1871 and is headquartered in Ottawa, Illinois. For more information about the Company and the Bank, please visit www.ottawasavings.com.

Safe-Harbor

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. Ottawa Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Ottawa Bancorp, Inc. & Subsidiary
Consolidated Balance Sheets
June 30, 2017 and December 31, 2016
(Unaudited)

	June 30,	December 31,
	2017	2016
Assets
Cash and due from banks	$2,823,601	$3,916,559
Interest bearing deposits	507,496	2,030,090
Total cash and cash equivalents	3,331,097	5,946,649
Time deposits	250,000	250,000
Federal funds sold	-	1,690,000
Securities available for sale	38,158,992	44,560,680
Non-marketable equity securities	752,221	753,321
Loans, net of allowance for loan losses of $2,240,586 and $2,247,449 at June 30, 2017 and December 31, 2016, respectively	178,959,773	160,586,129
Loans held for sale	1,426,800	305,072
Premises and equipment, net	6,778,433	6,843,906
Accrued interest receivable	857,931	785,484
Foreclosed real estate	-	33,000
Deferred tax assets	2,320,296	2,593,786
Cash value of life insurance	2,269,760	2,245,578
Goodwill	649,869	649,869
Core deposit intangible	321,636	359,000
Other assets	2,954,876	2,558,910
Total assets	$239,031,684	$230,161,384
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$11,714,780	$9,974,536
Interest bearing	167,909,584	162,572,485
Total deposits	179,624,364	172,547,021
Accrued interest payable	1,704	224
FHLB advances	1,113,262	1,121,153
Federal funds purchased	438,000	-
Other liabilities	4,177,857	3,748,953
Total liabilities	185,355,187	177,417,351
Commitments and contingencies
Redeemable common stock held by ESOP plan	1,016,956	807,629
Stockholders' Equity
Common stock, $.01 par value, 12,000,000 shares authorized; 3,467,402 shares issued at June 30, 2017 and December 31, 2016, respectively	34,674	34,674
Additional paid-in-capital	37,153,871	37,117,311
Retained earnings	18,016,621	17,455,472
Unallocated ESOP shares	(1,843,640)	(1,932,648)
Accumulated other comprehensive income	314,971	69,224
	53,676,497	52,744,033
Less:
Maximum cash obligation related to ESOP shares	(1,016,956)	(807,629)
Total stockholders' equity	52,659,541	51,936,404
Total liabilities and stockholders' equity	$239,031,684	$230,161,384

Ottawa Bancorp, Inc. & Subsidiary
Consolidated Statements of Operations
Three and Six Months Ended June 30, 2017 and 2016
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Interest and dividend income:
Interest and fees on loans	$2,114,434	$1,851,755	$4,087,184	$3,575,053
Securities:
Residential mortgage-backed and related securities	126,148	148,467	262,016	300,544
State and municipal securities	126,939	135,724	257,568	270,704
Dividends on non-marketable equity securities	1,548	1,970	3,342	4,160
Interest-bearing deposits	6,725	3,054	16,046	10,398
Total interest and dividend income	2,375,794	2,140,970	4,626,156	4,160,859
Interest expense:
Deposits	223,208	203,220	428,477	405,690
Borrowings	8,064	7,120	15,060	11,740
Total interest expense	231,272	210,340	443,537	417,430
Net interest income	2,144,522	1,930,630	4,182,619	3,743,429
Provision for loan losses	160,000	157,500	250,000	277,500
Net interest income after provision for loan losses	1,984,522	1,773,130	3,932,619	3,465,929
Other income:
Gain on sale of securities	21,160	8,322	21,202	8,418
Gain on sale of loans	209,892	148,740	316,985	187,670
Gain on sale of foreclosed real estate	-	46,251	24,060	111,448
Gain on sale of repossessed assets	11,252	1,048	14,296	1,680
Loan origination and servicing income	202,718	77,912	303,709	136,534
Origination of mortgage servicing rights, net of amortization	18,701	25,424	34,112	27,554
Customer service fees	121,212	101,656	237,071	199,927
Income on bank owned life insurance	12,158	12,554	24,183	24,726
Other	32,139	23,798	60,104	48,617
Total other income	629,232	445,705	1,035,722	746,574
Other expenses:
Salaries and employee benefits	1,083,157	837,233	2,077,523	1,664,918
Directors fees	40,800	40,800	81,600	81,600
Occupancy	162,241	154,112	325,780	306,190
Deposit insurance premium	12,697	45,769	26,211	89,992
Legal and professional services	93,964	87,817	190,122	174,945
Data processing	152,614	120,711	291,107	255,733
Loss on sale of securities	7,566	3,261	7,566	3,261
Loan expense	132,120	101,279	250,443	159,821
Valuation adjustments and expenses on foreclosed real estate	2,060	32,423	7,522	68,936
Loss on sale of repossessed assets	-	-	274	-
Other	293,094	240,317	538,179	478,073
Total other expenses	1,980,313	1,663,722	3,796,327	3,283,469
Income before income tax expense	633,441	555,113	1,172,014	929,034
Income tax expense	167,896	181,797	349,169	296,812
Net income	$465,545	$373,316	$822,845	$632,222
Basic earnings per share	$0.14	$0.13	$0.25	$0.22
Diluted earnings per share	$0.14	$0.13	$0.25	$0.22
Dividends per share	$0.04	$-	$0.08	$-

Ottawa Bancorp, Inc. & Subsidiary
Selected Financial Data and Ratios
(Unaudited)

	At June 30,	At December 31,
	2017	2016
	(In thousands, except per share data)
Financial Condition Data:
Total Assets	$239,032	$230,161
Loans, net (1)	178,960	160,586
Securities available for sale	38,159	44,561
Deposits	179,624	172,547
Stockholders' Equity	52,660	51,936
Book Value per common share	$15.19	$14.98
Tangible Book Value per common share	$14.91	$14.69
(1) Net of loans in process, deferred loan (cost) fees and allowance for loan losses.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands, except per share data)
Operations Data:
Total interest and dividend income	$2,376	$2,141	$4,626	$4,161
Total interest expense	231	210	443	418
Net interest income	2,145	1,931	4,183	3,743
Provision for loan losses	160	158	250	278
Other income	629	446	1,035	747
Other expense	1,980	1,664	3,796	3,283
Income tax expense	168	182	349	297
Net income	$466	$373	$823	$632
Basic earnings per share	$0.14	$0.13	$0.25	$0.22
Diluted earnings per share	$0.14	$0.13	$0.25	$0.22
Dividends per share	$0.04	$-	$0.08	$-

	At or for the Three Months Ended		At or for the Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Performance Ratios:
Return on average assets	0.78%	0.69%	0.70%	0.59%
Return on average stockholders' equity	3.54	4.75	3.14	4.05
Average stockholders' equity to average assets	21.96	14.52	22.20	14.51
Stockholders' equity to total assets at end of period	22.03	14.56	22.03	14.56
Net interest rate spread (1)	3.76	3.83	3.73	3.74
Net interest margin (2)	3.89	3.90	3.85	3.80
Average interest-earning assets to average interest-bearing liabilities	129.67	116.09	129.19	115.85
Other expense to average assets	0.83	0.77	1.61	1.53
Efficiency ratio (3)	71.38	70.00	72.73	73.12
Dividend payout ratio	28.57	-	32.00	-

	At June 30,	At December 31,
	2017	2016
	(unaudited)
Regulatory Capital Ratios (4):
Total risk-based capital (to risk-weighted assets)	25.29%	26.76%
Tier 1 core capital (to risk-weighted assets)	24.04	25.51
Common equity Tier 1 (to risk-weighted assets)	24.04	25.51
Tier 1 leverage (to adjusted total assets)	17.14	16.84
Asset Quality Ratios:
Net charge-offs to average gross loans outstanding	0.29	0.27
Allowance for loan losses to gross loans outstanding	1.21	1.35
Non-performing loans to gross loans (5)	1.24	3.00
Non-performing assets to total assets (5)	0.98	2.18
Other Data:
Number of full-service offices	3	3

(1) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of funds on average interest-bearing liabilities.
(2) Represents net interest income as a percent of average interest-earning assets.
(3) Represents other noninterest expenses divided by the sum of net interest income and noninterest income.
(4) Ratios are for Ottawa Savings Bank.
(5) Nonperforming loans and assets include accruing loans past due 90 days or more.

Please contact Jon Kranov, President and Chief Executive Officer at 815-433-2525 with questions.